Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	SherryLauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES CLOSING OF DEBT REFINANCING

BLOOMFIELD HILLS, Michigan, September 20, 2017 – TriMas (NASDAQ: TRS) today announced the closing of its offering of $300 million in aggregate principal of senior unsecured notes due October 2025 (the “Notes”). The Notes will bear interest at a fixed annual rate of 4.875%.

Proceeds from the Notes offering were used to repay all outstanding obligations of TriMas’ Term Loan A facility, repay a portion of outstanding obligations under TriMas’ accounts receivable facility, and pay fees and expenses related to the refinancing.

In connection with the Notes offering, the Company also amended its senior secured credit agreement to reflect revolving loan commitments of $300 million and extend the maturity to September 2022. The existing rate on the revolving loan remains the same, bearing a current interest rate of LIBOR plus 1.625%.

“Due to TriMas’ improved financial performance and attractive credit markets, we had the opportunity to successfully refinance our debt and extend our maturities at favorable rates,” said Thomas Amato, TriMas’ President and Chief Executive Officer. “Our new capital structure provides enhanced flexibility for TriMas to continue its momentum and grow well into the future.”

Notice Regarding Forward-Looking Statements

Any “forward-looking” statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; the performance of subcontractors and suppliers; supply constraints; market demand; technology factors; intellectual property factors; litigation; government and regulatory actions; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; information technology factors; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Current Report on Form 8-K filed on September 11, 2017. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

TriMas is a diversified industrial manufacturer of products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil & gas end markets with approximately 4,000 dedicated employees in 13 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which we report in four segments: Packaging, Aerospace, Engineered Components and Energy. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

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